Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Upcoming
Retirement of Sandra Beach Lin from Board of Directors

PITTSBURGH, February 19, 2019/PRNewswire/ – WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces the retirement of Ms. Sandra Beach Lin from its Board of Directors upon the scheduled expiration of her term at the 2019 Annual Meeting of Stockholders on May 30, 2019. Ms. Beach Lin has served on WESCO’s Board of Directors since 2002 and has served as the Chair of the Nominating & Governance Committee since 2009.

John J. Engel, WESCO’s Chairman, stated, “We thank Sandy for her 17 years of dedicated service to our Board of Directors, including her ten years as Chair of the Nominating & Governance Committee. We appreciate her leadership and commitment to excellence, and we are grateful for her many contributions to WESCO’s success. We wish her all the best in the future.”

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About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,100 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff, Director, Investor Relations
(412) 454-4220
http://www.wesco.com